Exhibit 99.1

Polymer Group, Inc.
4055 Faber Place Dr.
Suite 201
N. Charleston, SC 29405
www.polymergroupinc.com
843-329-5151

Polymer Group, Inc. Appoints James L. Schaeffer to the

Board of Directors

For Immediate Release

December 22, 2004

NORTH CHARLESTON, S.C. — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA; POLGB) announced today the appointment of James L. Schaeffer, PGI’s chief executive officer, to the company’s Board of Directors.

Mr. Schaeffer’s appointment increases the Board’s size to eight members.  The company’s stockholders agreement and by-laws were amended to allow the Board to increase its size and to fill certain newly created or existing vacancies under certain circumstances.

Mr. Schaeffer, 54, has been chief executive officer of the company since March 2003.  During this period, the company has made steady improvement in sales and profitability.  Prior to becoming chief executive officer, Mr. Schaeffer served as executive vice president of the corporation, and president and chief operating officer of PGI’s nonwovens division.  Mr. Schaeffer has been with PGI and its predecessors for more than 20 years.  Prior to that, he was in the paper products division of Procter & Gamble.

William B. Hewitt, PGI’s chairman of the Board of Directors, commented, “We are pleased to welcome Jim to the Board.  Jim has been very successful in setting the right direction for the company and improving the company’s performance.  He has extensive experience in the nonwovens industry and we feel he will be as valuable an asset to the Board as he has been to the company.”

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; (vi) reliance on major customers and suppliers; and (vii) risks resulting from foreign operations.

Contact:

Polymer Group, Inc.

Dennis Norman

Vice President – Strategic Planning & Communications

(843) 329-5151

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